Tri-Valley Corporation Generates 93% Increase in First Quarter 2010 Production Revenues

Total Revenues Triple to $1.2 Million in 1Q 2010
Net Loss Reduced 28% to $2.2 Million
Company Successfully Completes First 30-Day Steam Cycle at Pleasant Valley Project
Independent Analysis Expands Potential of Shorty Creek Mining Project
Conference Call Today at 4:30 p.m. Eastern Time

Bakersfield, CA, May 10, 2010 – Tri-Valley Corporation (NYSE Amex: TIV) today announced its financial results for the first quarter ended March 31, 2010.

Total revenues for the first quarter rose to $1.2 million from $0.4 million in the first quarter of 2009.  Contributing to the growth was a 93% increase in oil and gas revenues, resulting from higher oil prices and increased production in the quarter.  During the quarter, production totaled 4,780 barrels of oil versus 4,363 barrels in the same period of 2009.  Despite the increase in revenues, production costs were basically unchanged compared with the first quarter last year.  General and administrative costs were reduced to $1.4 million from $2.4 million in the same quarter of 2009.  The result was an improvement in the net loss for the quarter of $2.2 million, compared to a $3.0 million loss in the first quarter of 2009.

“The new Tri-Valley is focused on efficiently and cost-effectively increasing our oil and gas production, determining the mineralization of our properties in the Alaska Livengood-Tolovana Mining District, controlling costs and maximizing shareholder value,” said Maston Cunningham, Tri-Valley’s President and CEO.  “Initial execution on this strategy was demonstrated in the quarter’s higher production, our first sale of surplus assets, and the cost-cutting measures that resulted in the 40% reduction in G&A expenses.  While we are off to a good start for the year, we are focused on the work ahead.”

During the period Tri-Valley successfully completed the first extended steam cycle on two of seven horizontal wells at the company’s Pleasant Valley heavy oil project in Oxnard, California.  Peak rates for the project’s heavy oil lease have temporarily reached 1,000 barrels of oil per day (BOPD) and averaged 256 BOPD over the month of March.  Based on these results, the company initiated a second cycle on two additional wells at the site.

On April 6, the company executed a $5 million Securities Purchase Agreement for its common stock and warrants; its first entrance into the registered capital markets for financing.  Proceeds from the offering will be deployed to the company’s Pleasant Valley project, where a horizontal injector well will be drilled to evaluate the efficacy of utilizing Steam Assisted Gravity Drainage (SAGD) technology in materially increasing well recovery.  SAGD is commonly used in the oil sands production regions of western Canada, and the company believes this is the first SAGD deployment in California. The company is currently installing artificial lift equipment on four wells at the project site, creating sufficient capacity to generate and sustain the heightened recovery levels expected to result from SAGD injection cycles.  The company will use the remaining proceeds for the re-start of operations of existing wells and production facilities on its Claflin property near Bakersfield, California, and for working capital purposes.

“The successful completion of the first phase of our capital raise provides Tri-Valley with the financial resources necessary to initiate some of the key projects in its turnaround plan,” said Mr. Cunningham.  “With the proceeds, we are making preparations to begin drilling operations for a horizontal injector well in June, and SAGD operations are expected to commence by the end of the third quarter.

“We recently received a very encouraging report from an independent geological firm that identified a potentially large porphyry copper, gold and molybdenum deposit system on our Shorty Creek property north of Fairbanks, Alaska, that could cover an area as large as eight miles in diameter.  If this report is correct, it significantly expands the potential value of this property.  We are currently evaluating the next steps in pursuing this opportunity.”

“During the remainder of 2010, we remain committed to driving revenues through increased oil and gas production at our existing sites.  We seek to leverage this growth through a continued focus on costs and expense control to generate enhanced profitability.  At the same time, we will prudently pursue longer-term development efforts with our oil and gas and mineral assets.  The first quarter was a positive start on executing our strategy, and we believe if we continue to execute well, we will create value for our shareholders,” Mr. Cunningham concluded.

 Conference Call
The company has scheduled a conference call to discuss its first quarter results and current business developments today, May 10, 2010 at 4:30 p.m. ET. To access the call, dial 877-941-2332 domestically or 480-629-9722 internationally.  To access the live webcast of the call, visit Tri-Valley’s website at www.tri-valleycorp.com.

An audio replay will be available for seven days following the call at 800-406-7325 for U.S. callers or 303-590-3030 for those calling from outside the U.S. The password required to access the replay is 4291602#. An archived webcast will also be available at www.tri-valleycorp.com.

About Tri-Valley
Tri-Valley Corporation explores for and produces oil and natural gas in California, and has two exploration-stage gold properties and a high grade calcium carbonate quarry in Alaska. Tri-Valley is incorporated in Delaware and is publicly traded on the NYSE Amex exchange under the symbol "TIV." Our company website, which includes all SEC filings, is www.tri-valleycorp.com.

Forward-looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements which includes such words and phrases as exploratory, wildcat, prospect, speculates, unproved, prospective, very large, expect, potential, etc. Among the factors that could cause actual results, events and performance to differ materially are risks and uncertainties discussed in "Item IA. Risk Factors" and "Item 7. Management's Discussion and Analysis of Financial Condition" contained in the company's Annual Report on Form 10-K for the year ended December 31, 2009.

Company Contacts:
John Durbin
jdurbin@tri-valleycorp.com

Investor Contacts:
Doug Sherk
Jenifer Kirtland
EVC Group, Inc.
(415) 896-6820
dsherk@evcgroup.com
jkirtland@evcgroup.com

Media Contact:
Chris Gale
EVC Group, Inc.
(646) 201-5431
cgale@evcgroup.com